Exhibit 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

OPTION TO PURCHASE

This Amendment No. 1 to Amended and Restated Option to Purchase, dated as of September 24, 2025 (the “Amendment”), by and between 1107385 B.C. LTD., a British Columbia company having a mailing address of 800-1199 West Hastings St., Vancouver, BC V6E 3T5 (“Owner”) and Akanda Corp., an Ontario company having a mailing address of c/o Gowling WLG, 100 King St. W, Suite 1600, Toronto, ON M5X 1G5, Canada (the “Optionee”). All capitalized terms used and not defined herein shall have the meanings prescribed to them in the Agreement (as defined below).

WHEREAS, the parties previously entered into that certain Amended and Restated Option to Purchase, made as of September 22, 2023 (the “Agreement”);

WHEREAS, the parties desire to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, unless otherwise stated herein, all terms of the Agreement shall remain in full force and effect.

NOW, THEREFORE THIS AGREEMENT WITNESSES, the Owner and the Optionee agree as follows:

1. Extension of Option. The parties hereby agree that the option term of 24 months as specified in Section 2.3(i) of the Agreement shall be extended to September 25, 2027 (the “Extended Option Term”), such that Section 2.3(i) shall be replaced in its entirety with the following:

“If any of the milestones contemplated by Subsections 2.3(d), (e), (f) or (g) above have not been achieved by the close of business on September 25, 2027 (the “Option Term”), the Option shall, upon notice by the Optionee to the Owner, be null and void and no longer binding upon the parties. All cash payments of Option Fees and Purchase Price previously paid to the Owner shall be and are hereby declared to be non-refundable, and the Owner shall be entitled to retain such amounts in full. The Optionee shall have no right to recover or claim repayment of any such sums.

2. Option Fee. In consideration for the Extended Option Term, Optionee shall pay to Owner as follows:

a.	US$150,000 upon the execution of this Amendment, as payment for the first twelve (12) month period of the Extended Option Term (“Initial Payment”); and

b.	US$100,000 on the twelve (12) month anniversary of this Amendment, as payment for the second twelve (12) month period of the Extended Option Term (“Final Payment”).

3. Payment. The Optionee shall cause the Optionee’s Solicitors to deliver to the Owner’s Solicitors a solicitor’s trust cheque or bank draft for the Initial Payment upon the execution of this Amendment. The Optionee shall cause the Optionee’s Solicitors to deliver to the Owner’s Solicitors a solicitor’s trust cheque or bank draft for the Final Payment no later than the twelve (12) month anniversary of the execution of this Amendment.

4. Ordinary Shares of Optionee. The parties acknowledge that Owner owns 3,519 ordinary shares, no par value, of Optionee (such owned shares, the “Ordinary Shares”). Optionee hereby agrees to register the Ordinary Shares pursuant to applicable Canadian law, resulting in the Ordinary Shares being unrestricted and freely tradable for Canadian residents in Canada (the “Registration”). The parties further agree that Optionee shall pay to Owner the Value (as defined below) in cash from the proceeds of Optionee’s next capital raising transaction. For purposes hereof, “Value” means the U.S. dollar amount calculated as follows: (i) the product of the number of Ordinary Shares multiplied by the closing price of the Ordinary Shares on the Nasdaq Capital Market (or such other trading market or quotation system such shares are then traded or quoted) on the date of Registration, and (ii) subtracting the result of subsection (i) from US$600,000 (the result of such equation, the “Value”).

5. Entire Agreement. This Amendment, the Agreement, and the other documents entered into pursuant to the Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Amendment and the Agreement. There are no oral or written agreements, promises, warranties, terms, conditions, representations or collateral agreements, express or implied, other than those contained in this Amendment and the Agreement.

6. Amendment. This Amendment may be altered or amended only by an agreement in writing signed by the parties.

7.   Further Assurances. Each of the parties shall at all times and from time to time and upon reasonable request do, execute and deliver all further assurances, acts and documents for the purpose of evidencing and giving full force and effect to the covenants, agreements and provisions in this Amendment.

8. Counterparts. This Amendment may be executed in any number of original counterparts, with the same effect as it all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the parties and delivered to each of the parties. All counterparts shall be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, shall be deemed to be dated the reference date set out above, and only one of which need be produced for any purpose.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the Province of British Columbia and of Canada applicable in the Province of British Columbia

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

1107385 B.C. LTD.

Per:	/s/ Wilson SU
Authorized Signatory

AKANDA CORP.

Per:	/s/ Chris Cooper
Authorized Signatory